CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-85030 on Form N-1A of our reports dated November 24, 2025 and December 22, 2025, relating to the financial statements and financial highlights of Nicholas II, Inc. (the “Fund”), appearing in form N-CSR of the Fund for the year ended September 30, 2025 and the period from October 1, 2025 to October 31, 2025, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Disclosure of Portfolio Holdings”, “Shareholder Reports” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

January 28, 2026